UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20459

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Banco Bilbao Vizcaya Argentaria, S.A.

(Exact name of registrant as specified in its charter)

Kingdom of Spain	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Calle Azul, 4 Madrid Spain	28050
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
4.968% Senior Non-Preferred Fixed Rate Notes due 2031	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-289121

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the $1,250,000,000 aggregate principal amount of 4.968% senior non-preferred fixed rate notes due 2031 (the “Notes”) of Banco Bilbao Vizcaya Argentaria, S.A. (the “Registrant”). The Registrant has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933 the prospectus supplement dated April 30, 2026 (the “Prospectus Supplement”) to a prospectus dated July 31, 2025 (the “Prospectus”) filed with a registration statement on Form F-3 (Registration No. 333-289121) relating to the Notes to be registered hereunder.

For a description of the Notes to be registered hereunder, reference is made to the information contained in the sections captioned “Certain Terms of the Notes” on pages S-36 through S-53 of the Prospectus Supplement, “U.S. Federal Tax Considerations” on page S-58 of the Prospectus Supplement, “U.S. Tax Considerations—BBVA Senior Preferred, Senior Non-Preferred or Subordinated Notes” on pages 137 through 142 of the Prospectus, and “Spanish Tax Considerations” on pages S-54 through S-57 of the Prospectus Supplement, which information is hereby incorporated by reference.

Item 2.	Exhibits

Exhibit	Description of Exhibit

4.1	Senior Non-Preferred Indenture dated as of July 31, 2025 between BBVA, as Issuer, and The Bank of New York Mellon, acting (except with respect to its role as Security Registrar) through its London Branch, as Trustee, Transfer Agent, Paying Agent and Security Registrar (incorporated by reference to Exhibit 4.3 to the Registrant’s registration statement on Form F-3 filed with the Commission on July 31, 2025)

4.2	Fourth Supplemental Indenture for the Notes dated as of May 8, 2026 between the Registrant, as Issuer, and The Bank of New York Mellon, acting (except with respect to its role as Security Registrar) through its London Branch, as Trustee, Paying Agent, Transfer Agent and Security Registrar (incorporated by reference to Exhibit 4.11 to the Registrant’s report on Form 6-K filed with the Commission on May 8, 2026)

4.5	Form of Security Certificates representing the Notes (incorporated herein by reference to Exhibits 4.12 to the Registrant’s report on Form 6-K filed with the Commission on May 8, 2026, which includes such Form of Security Certificates)

99.1	Prospectus Supplement dated April 30, 2026 and related Prospectus dated July 31, 2025 (incorporated herein to the extent provided above by reference to the Registrant’s filing under Rule 424(b))

SIGNATURES

Pursuant to the requirements of Section 12 the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Ignacio Echevarría Soriano
Name:	Ignacio Echevarría Soriano
Title:	Authorized Representative

Date: May 8, 2026